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                                   FORM 18-K/A

           For Foreign Governments and Political Subdivisions Thereof

                                   ----------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                               AMENDMENT NO. 3 TO
                                  ANNUAL REPORT
                                       OF
                            PROVINCE OF NEW BRUNSWICK
                                    (Canada)
                              (Name of Registrant)

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                 Date of end of last fiscal year: March 31, 2006

                             SECURITIES REGISTERED*
                      (As of the close of the fiscal year)

                            Amounts as to which               Names of exchanges
Title of Issue           registration is effective           on which registered
--------------           -------------------------           -------------------
     N/A                            N/A                              N/A

          Name and address of persons authorized to receive notices and communications from the Securities and Exchange Commission:

                                   John McNab
                              Deputy Consul General
                           Canadian Consulate General
                           1251 Avenue of the Americas
                            New York, New York 10020

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                                   Copies to:

Christopher J. Cummings                                      John Dicaire
Shearman & Sterling LLP                                Assistant Deputy Minister
  Commerce Court West                                      Treasury Division
    199 Bay Street                                     Province of New Brunswick
   Toronto, Ontario                                          P.O. Box 6000
    Canada M5L IE8                                    Fredericton, New Brunswick
                                                             Canada E3B 5H1

*    The Registrant is filing this annual report on a voluntary basis.

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                            PROVINCE OF NEW BRUNSWICK

          In connection with the issuance by the Province of New Brunswick of $500,000,000 5.20% Bonds due February 21, 2017, the undersigned registrant hereby amends its Annual Report on Form 18-K for the fiscal year ended March 31, 2006 (the "Annual Report") as follows:

The following additional exhibits are added to the Annual Report:

Exhibit 1.1 Underwriting Agreement, dated as of February 13, 2007, including the names and addresses of the Underwriters;

Exhibit 4.1 Fiscal Agency Agreement, dated as of February 21, 2007, including the form of Global Bond;

Exhibit 5.1 Opinion of the Deputy Attorney General of the Province of New Brunswick, including a consent relating thereto, in respect of the legality of the Bonds; and

Exhibit 99.1   Schedule of Expenses.


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                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Fredericton, New Brunswick.

                                 PROVINCE OF NEW BRUNSWICK
                                 (Name of registrant)


February 22, 2007                By: /s/ Leonard Lee-White
                                     ------------------------------------
                                 Name:  Leonard Lee-White
                                 Title: Managing Director, Debt Management
                                        Capital Markets Division
                                        Treasury Division,
                                        Department of Finance

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                                  EXHIBIT INDEX

Exhibit 1.1 Underwriting Agreement, dated as of February 13, 2007, including the names and addresses of the Underwriters

Exhibit 4.1 Fiscal Agency Agreement, dated as of February 21, 2007, including the form of Global Bond

Exhibit 5.1 Opinion of the Deputy Attorney General of the Province of New Brunswick, including a consent relating thereto, in respect of the legality of the Bonds

Exhibit 99.1   Schedule of Expenses